Exhibit 99

OMI Corporation Reports 2004 Second Quarter Results and Highest Net Income Year to Date 2004 in the History Of OMI

     STAMFORD,Conn.--(BUSINESS WIRE)--July 20, 2004--Highlights for the Second Quarter of 2004:

     -- Net Income for the second quarter ended June 30, 2004 was $30,312,000 or $0.38 basic and diluted earnings per share ("EPS"). Excluding a non-recurring loss of $3,098,000 (see Reconciliation below), net income without non-recurring item was $33,410,000 or $0.42 basic and diluted EPS.

     --   Net income increased 19% over the second quarter last year.

     -- Revenues increased 26% over the second quarter last year. The average spot rates for our Suezmax fleet in the second quarter of 2004 proved to be strongest second quarter rates for Suezmax vessels in OMI's history.

     -- OMI continues to expand its fleet size through the acquisition of modern vessels. In June, OMI agreed to acquire 7 vessels and 7 vessels under construction, (the Athenian Sea Carriers Ltd ("Athenian") and Arcadia Ship Management ("Arcadia") transactions) which will increase the size of our fleet and reduce its average age from 6.0 years at June 30, 2004 to 4.1 years by year-end 2004.

     OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income of $30,312,000 or $0.38 basic and diluted EPS for the second quarter ended June 30, 2004. Net income for the second quarter ended June 30, 2003 was $25,440,000 or $0.33 basic and diluted EPS. For the six months ended June 30, 2004 net income was $86,721,000 or $1.08 basic and $1.07 diluted EPS. Net income for the six months ended June 30, 2003 was $51,168,000 or $0.67 basic and $0.66 diluted EPS. Net income for the first half of 2004 was higher than net income reported in each of the prior full fiscal years since the Company's inception in 1998.

     RECONCILIATION OF NET INCOME BEFORE NON-RECURRING LOSS

     The following table is a reconciliation of Net income to Net income without non-recurring item for the three and six months ended June 30, 2004:


                           For the Three           For the Six
                             Months                   Months
                           Ended June 30           Ended June 30
(In thousands,          2004      Basic EPS       2004   Basic EPS
except per share data)  -----     ---------      -------  ---------
Net income             $30,312      $0.38          $86,721  $1.08
Add: Non recurring Item:
Loss on investment       3,098       0.04            3,098   0.04
Net income without non  ------     -------          ------   ------
recurring item         $33,410      $0.42          $89,819   $1.12
                       =======  ==========        =========  =======

     Net income without non-recurring item is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without non-recurring losses such as the amount written off in June 2004 relating to the termination of the stand still agreements in relation to the Stelmar transaction. While Net income without non- recurring items is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without non-recurring losses should not be considered an alternative to net income or other measurements under generally accepted accounting principles.
     Revenue of $97,934,000 for the three months ended June 30, 2004 increased $20,008,000 or 26 percent compared to revenue of $77,926,000 for the three months ended June 30, 2003. Revenue of $224,572,000 for the six months ended June 30, 2004 increased $62,861,000 or 39 percent compared to revenue of $161,711,000 for the six months ended June 30, 2003.
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "we are once again very pleased to announce another record for OMI. We achieved record net income for the first half of the year in comparison to prior fiscal years in our history. By staying focused on our core businesses and steadily increasing our tonnage for modern double hulled vessels through strategic acquisitions, we will have successfully implemented our plan to better serve our customers and enhance value to our shareholders. Recently, we have made significant capital expenditures for 14 vessels, yet our cash flow is sufficient to pay dividends and our Balance Sheet remains strong. These acquisitions by year end will reduce the average age of our fleet to approximately four years and to approximately three years when the Vessels Held for Sale are excluded. We continue to see strong rates in the third quarter, significantly higher than 2003 third quarter rates, and more importantly higher than the second quarter of 2004. The third quarter is usually seasonally weak so its present strength is a sign of continued significant demand growth. We have fixed approximately 50% of our current Suezmax fleet at an average TCE rate of $47,000 per day, significantly higher than the second quarter average TCE rate of $43,415 per day. We anticipate rates to remain strong throughout the rest of this year and next."

     RECENT ACTIVITIES AND OTHER HIGHLIGHTS

     Operational

     -- Acquired three 2004 built vessels in July; one vessel continued an existing time charter upon delivery. We continued to expand our fleet through our most recent purchase of seven vessels (six modern double hull Suezmax vessels and one product carrier); two Suezmax vessels and one product carrier were delivered, one Suezmax vessel is scheduled to be delivered in July and three in August, and seven newbuilding contracts for product carriers, which are to be delivered between 2004 and 2006 (See Capital Expenditures for Vessel Acquisitions and Fleet Report).

     -- In April and July of 2004, OMI took delivery of two 37,000 dwt 1A ice-class product carriers, both of which began five year time charters with profit sharing upon delivery.

     -- During June 2004, a time charter contract for a handysize product carrier was extended for one year to December 2005.

     -- In May and June 2004, we sold two of our single hull Panamax vessels (VOLGA built in 1981 and ELBE built in 1984).

     -- In June 2004, our remaining single hull Panamax vessel (NILE built in 1981) was contracted to be sold for scrap and is classified as held for sale at its book value at June 30, 2004. Delivery is scheduled in the third quarter of 2004.

     -- We are expanding our chartering operations to include an office in London, which will begin operating in the third quarter.

     -- During the third quarter of 2004, OMI appointed a Director of Environmental Compliance to oversee internal compliance with applicable environmental laws and regulations.

     Financial

     -- In the second quarter of 2004, time charter equivalent ("TCE") rates for OMI's Suezmax fleet improved over the comparable second quarter of 2003. The following table reflects the improvement in average daily TCE rates earned in the spot market by our Suezmax fleet during the second quarter and year-to date ("YTD") 2004 as compared to the same periods in 2003:


                     2nd Qtr. 2nd Qtr. Percent   YTD     YTD  Percent
                      2004    2003     Increase  2004    2003 Increase
----------------------------------------------------------------------
Suezmax Tankers     $43,415 $38,053     14%    $52,984  $41,732   27%
----------------------------------------------------------------------

     -- On June 29, 2004, OMI issued 12,204,000 of common stock and we received approximately $139,213,000 in proceeds.

     -- On June 4, 2004, OMI declared a dividend to shareholders of record on June 24, 2004 of $0.05 per share, which was paid on July 14, 2004.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The strong tanker market continued in the second quarter of 2004, and the average TCE for Suezmax tankers in the West Africa to U.S. trade, though lower than the peak preceding quarter level, was substantially higher compared to the rate in the same quarter of last year, and the highest level for this period since at least 1990. In addition, the average rate in the first half of 2004 was the highest level for this period since at least 1990. The crude tanker market strength has been the result of higher world oil demand due to improving world economic activity especially in the U.S., China and South East Asia, a tight U.S. natural gas market, and the decline of the U.S. Dollar. Furthermore, the tanker market is benefiting from a switch of combined carrier tonnage into the strong dry bulk sector, and more long-haul Middle East OPEC oil replacing the loss of Iraqi oil production through a pipeline to the Mediterranean and the persistent shortfall of oil production in Venezuela, notwithstanding an increase in the world tanker fleet. Freight rates in the crude tanker market have continued to be strong thus far in the third quarter of 2004.
     The average OPEC oil production in the second quarter of 2004 totaled about
28.1 million barrels per day ("b/d"), an average increase of 1.5 million b/d compared to the same period last year. Most of OPEC's oil production growth came from the long-haul Middle East. OPEC oil producers last February announced a reduction to their oil production quotes to 23.5 million b/d (excluding Iraq), beginning April 1, 2004. However, OPEC decided in its early June 2004 meeting to increase its quota by 2.0 million b/d, up to 25.5 million b/d (excluding Iraq), beginning on July 1, 2004, and to implement an additional 0.5 million b/d on August 2004. The OPEC quota increase was the result of tight oil markets and very high oil prices, relatively low oil inventories, and the expected strong world oil demand growth in the second half of the year. Currently, OPEC oil production, including Iraq, is estimated at about 28.5 million b/d, well above its quota and 1.8 million b/d more than the year ago level, with most of the gain in the long-haul Middle East, affecting positively the oil tanker market.
     World oil demand in the second quarter of 2004, though lower than the preceding quarter due to seasonality, was substantially higher than the level prevailing in the same period of last year. World oil demand is expected to be strong in the second half of 2004 due to increasing world economic activity, especially in the United States, Latin America, China and Southeast Asia, and the usual seasonal oil demand gains late in the year.
     Total commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of June 2004 were about 20 million barrels, or 1.0% lower than the year earlier level, and 2.9% below the average of the last five years. At the same time, crude oil inventories were marginally higher and petroleum products inventories were 4.7% below the average of the last five years, respectively. Oil inventories are expected to decrease in the second half of the year, and by year-end to be below the end 2003 level.
     The world tanker fleet totaled 298.4 million deadweight tons ("dwt") at the end of the second quarter of 2004, an average increase of 9.2 million dwt or 3.2% from the year-end 2003 level. The tanker orderbook totaled about 83.3 million dwt, or 27.9% of the existing fleet at the end of the second quarter of 2004. Approximately 12.6 million dwt are for delivery in 2004, 30.9 million dwt in 2005, 21.7 million dwt in 2006 and most of the balance in 2007. The tanker orderbook includes 80 Suezmaxes of about 12.6 million dwt or 32.2% of the existing internationally trading Suezmax tanker fleet.
     The accelerated phase-out of single-hull tankers due to new International Maritime Organization ("IMO") and European Union ("EU") regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of June 2004, approximately 38.6 million dwt or 12.9% of the total tanker fleet was 20 or more years old, including 16.1 million dwt or 5.4% of the fleet which was 25 or more years old. Furthermore, 16 Suezmaxes were 20 or more years old, including 7 which were 25 or more years old.
     Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 6.4 million dwt in the first half of 2004, including eight Suezmaxes and seven VLCCs. Tanker deletions are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.
     The EU adopted new tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which will commence on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
     At the end of the second quarter of 2004, there were about 109.4 million dwt of tankers or 36.7% of the total tanker fleet which will be affected by these regulations.

     Product Tanker Overview

     Freight rates in the product tanker market in the second quarter of 2004 continued at high levels, and the average spot TCE for handysize product tankers in the Caribbean, though lower than the peak preceding quarter level, was higher than last year. In addition, the average rate in the first half of 2004 was the highest level for this period since at least 1990. The product tanker market improvement was the result of increasing world economic activity especially in the U.S., China and Southeast Asia, a tight U.S. gas market and relatively low oil product inventories, notwithstanding a substantial increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the third quarter of 2004.
     The world product tanker fleet totaled about 56.3 million dwt at the end of the second quarter of 2004, an average increase of about 6.4% from the year-end 2003 level. The product tanker orderbook for delivery over the next few years totals about 23.8 million dwt, or about 42.3% of the existing product tanker fleet at the end of the second quarter of 2004. Approximately 4.5 million dwt are for delivery in 2004, 8.9 million dwt in 2005, 6.8 million dwt in 2006 and most of the balance in 2007. At the end of the second quarter of 2004, approximately 12.2 million dwt or 21.7 % of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of the second quarter of 2004 totaled about 9.7 million dwt or 29.3% of the existing handysize and handymax product tanker fleet.
     Total commercial inventories of oil products in the United States, Western Europe and Japan at the end of June 2004 were 44 million barrels or 3.3% lower than the same time a year ago, and 4.7% below the average of the last five years. At the same time, gasoline inventories in these areas were about 3.0% and 5.3% below year ago and last five years average, respectively, and at the lowest level in the last fifteen years.
     The tanker market is expected to benefit from higher world oil demand due to improving world economic activity, especially in the U.S., Latin America, China and Southeast Asia, higher oil production by the long-haul Middle East OPEC members, relatively low oil inventories, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria and stricter tanker regulations by IMO and the European Union.

     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the three and six months ended June 30, 2004 compared to the three and six months ended June 30, 2003.


(In thousands, except per share
 data)                                  For The          For The
(unaudited)                          Three Months       Six Months
                                      Ended June         Ended June
                                         30,                30,
                                     2004    2003      2004     2003
                                    ------- ------- --------- --------
Voyage and time charter revenue     $97,738 $77,897 $224,141 $161,594
Voyage expense                       14,354  11,507   29,690   23,734
                                    -------- ------- -------- --------
Time charter equivalent revenue      83,384  66,390  194,451  137,860
Other revenue                           196      29      431      117
Vessel expenses and charter hire
 expense                             26,435  19,172   55,920   39,117
Depreciation and amortization        12,124  12,335   25,487   24,434
General and administrative  expenses  4,534   3,993    8,917    8,527
(Gain) loss on disposal of  assets
 (1)                                   (360)      -     (360)   3,215
                                    -------- ------- -------- --------
Operating income                     40,847  30,919  104,918   62,684
                                    -------- ------- --------- -------

Loss on investment                   (3,098)      -   (3,098)       -
Interest expense                     (7,578) (5,572) (15,397) (11,702)
Interest income                         141      93      298      186
                                    -------- ------- -------- --------
Net  income                         $30,312 $25,440  $86,721  $51,168
                                    ======== ======= ======== ========

Basic earnings  per share             $0.38   $0.33    $1.08    $0.67
Diluted  earnings  per share          $0.38   $0.33    $1.07    $0.66

Weighted average shares outstanding-
 basic                               80,372  76,836   80,649   76,841
Weighted average shares outstanding-
 diluted                             80,494  77,123   80,767   77,051


     (1) The gain on disposal of $360,000 for the three and six months ended June 30, 2004, resulted from the sale of two single hull vessels previously held for sale, a 1981 and 1984 built product carrier. The 2003 loss of $3,215,000 resulted from the sale of two single hull product carriers built in 1984.

     Time Charter Equivalent Revenue

     TCE revenue comprises revenue from vessels operating on time charters ("TC") and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $83,384,000 for the three months and $194,451,000 for the six months ended June 30, 2004 and $66,390,000 for the three months and $137,860,000 for the six months ended June 30, 2003.
     During the second quarter of 2004, 37 percent or $31,097,000 of our TCE revenue was earned by vessels operating on TC and 63 percent or $52,287,000 of our TCE revenue was earned by vessels operating on voyage charters in the spot market. The TC revenue was $2,354,000 higher for the three months ended June 30, 2004 compared to the respective 2003 period, primarily because of 284 additional operating days from four newbuildings that began TCs (two in 2004 and two in the second quarter of 2003). However, the percent of TCE revenue earned by vessels on TC to total TCE revenue declined in 2004 from 43 percent for the second quarter 2003 to 37 percent because the spot market was stronger in 2004. There was an increase of 39 percent or $14,760,000 in TCE revenue earned by vessels operating in the spot market during the three months ended June 30, 2004 compared to the comparable period in 2003.
     For the six months ended June 30, 2004, 31 percent or $60,879,000 of our TCE revenue was earned by vessels operating on TC and 69 percent or $133,572,000 of our TCE revenue was earned by vessels operating on voyage charters in the spot market. The TC revenue was $8,039,000 higher for the six months ended June 30, 2004 compared to the respective 2003 period, primarily because of 632 additional operating days from six newbuildings that began TCs (two in 2004 and four in 2003). However, the percent of TCE revenue earned by vessels on TC to total TCE revenue declined in 2004 from 38 percent for the first half of 2003 to 31 percent because the spot market was stronger in 2004. There was an increase of 57 percent or $48,599,000 in TCE revenue earned by vessels operating in the spot market during the six months ended June 30, 2004 compared to the comparable period in 2003.
     Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture additional earnings in strong spot markets with the Suezmax tanker fleet and certain of our product carriers with profit sharing arrangements (currently five of the product carriers are on time charters with profit sharing; there will be three more when certain vessels are delivered in 2004 and 2005). These profit sharing arrangements enable us to benefit from strong tanker markets while protecting our downside. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. Currently, 24 of our 38 vessels operate on time charters (including the two time charters on vessels acquired in July). During 2004, contracts for four vessels expiring in 2004 were extended; two have been extended at a fixed rate. Although most of our vessels operate on time charters, the majority of our tonnage (approximately 69 percent), including all but one of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of high rates.
     The following table compares TCE revenue earned by vessels on TC for the three and six months ended June 30, 2004 to the three and six months ended June 30, 2003, in thousands of dollars and as a percent of Total TCE revenue in each of the 2004 and 2003 periods:


                       For The Three            For The Six
                          Months                   Months
TCE Revenue for        Ended June 30,    Net    Ended June 30,    Net
 vessels on TC        2004     2003    Change  2004     2003    Change
----------------- ------------- ------- ------ -------- --------- ----
Crude oil Fleet      $2,987   $2,988     $(1)  $5,976   $5,878    $98
Product Carrier
 Fleet (1)           28,110   25,755   2,355   54,903   46,962  7,941
                   ---------- -------- ------- -------- ------- ------
Total               $31,097  $28,743  $2,354  $60,879  $52,840 $8,039
                   ========= ======== ======== ======= ======== ======
% of TCE Revenue
 for vessels
on TC to Total
TCE Revenue              37%      43%              31%      38%
(1) Increases in TCE revenue resulted from the delivery of five new vessels in 2003 and 2004.

     The following table compares TCE revenue earned by vessels on spot for the three and six months ended June 30, 2004 to the three and six months ended June 30, 2003, in thousands of dollars and as a percent increase in spot revenue in 2004:


                     For The Three          For The Six
                        Months                Months
                      Ended June            Ended June
                         30,         Net        30,             Net
                    2004     2003   Change   2004   2003      Change
                ---------- -------- ------- ------- ------ -----------
TCE Revenue for
 vessels on Spot
----------------
Crude oil Fleet
 (1)             $50,933  $32,342  $18,591  $130,241  $71,583 $58,658
Product Carrier
 Fleet  (2)        1,354    5,185   (3,831)    3,331   13,390 (10,059)
                --------- -------- --------- -------- -------- -------
Total            $52,287  $37,527  $14,760  $133,572  $84,973 $48,599
                ========= ======== ========= ======== ======== =======
% increase in
 spot revenue in
 2004                                   39%                        57%
(1) Increases in 2004 resulted from additional operating days from vessels acquired, vessels operating in the Gemini pool and increased TCE spot rates.
(2) Decreases in 2004 resulted from the disposal of five vessels and the redelivery of a vessel chartered-in.

     TCE revenue increased during the three and six months ended June 30, 2004 compared to the three and six months ended June 30, 2003 primarily as a result of improvement in the market (see Market Overview and detailed fleet schedules) and additional operating days.
     There were additional operating days during 2004 as a result of vessels acquired:

     -- Suezmax fleet on spot charters-- acquired two second hand vessels in August 2003 increasing the fleet's operating days by 182 in the second quarter and 364 days in the first half of 2004. Two vessels that began operating in the Gemini Suezmax tanker pool in December 2003 also increased the fleet's operating days by 182 in the second quarter and 364 days in the first half of 2004.

     -- Product carriers--acquired six newbuildings delivered in January, March, April and July 2003 and February and April 2004, which contributed an increase of 284 operating days for the second quarter of 2004 compared to the second quarter of 2003 and an increase of 632 operating days for the first half of 2004 compared to the first half of 2003.

     TCE revenue declined for product carriers operating on spot resulting from the disposal of five vessels, two in April, one in October and two in November 2003.
     Vessel expenses and charter hire expense increased $7,263,000 for the three months and $16,803,000 for the six months ended June 30, 2004. Charter hire expense increased $6,084,000 for the three months and $16,382,000 for the six months ended June 30, 2004 compared to the same periods in 2003, primarily for the charter hire expense for the two vessels that commenced operating in the Gemini Suezmax pool (see discussion of Gemini Pool). Vessel expenses increased $1,179,000 for the three months and $421,000 for the six months ended June 30, 2004 compared to the same periods in 2003, primarily as a result of vessels acquired offset by a reduction in vessel expenses for the disposal of the older single hull vessels, which had higher operating costs than the newbuildings acquired. Compared to the same periods in 2003, depreciation and amortization expense decreased $211,000 during the three months and increased $1,053,000 during the six months ended June 30, 2004. There were increases in depreciation expense in both periods (there was a decrease in depreciation expense in addition to the increase, as mentioned previously) because of the acquisition of vessels and reductions to depreciation expense relating to the five vessels disposed of in 2003 and four vessels held for sale (two of which were sold in June) during 2004.

     Gemini Pool

     In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hulled Suezmax vessels. Currently, there are 12 Suezmax vessels (10 from OMI and two from a European shipowner) operating in the pool. The earnings of the pool are allocated to the pool members by an agreed upon formula. The revenues and expenses (included primarily as charter hire expense) of Gemini are consolidated into OMI and are reflected in the results for the three and six months ended June 30, 2004. Since Gemini did not commence until December 2003, there was no effect on the first half of 2003.

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $256,201,000 at June 30, 2004 increased $207,413,000 from $48,788,000 at December 31, 2003. In June, we raised cash by selling 12,204,000 shares of common stock which generated proceeds of $139,213,000. In addition, we drew down $70,000,000 from our revolving credit facilities in anticipation of the initial payments in July for the purchase agreements (see Capital Expenditures for Vessel Acquisitions). Net cash provided by operating activities of $123,742,000 for the six months ended June 30, 2004 increased $39,811,000 compared to $83,931,000 for the six months ended June 30, 2003.
     Our debt to total capitalization (debt and stockholders' equity) at June 30, 2004 was 44 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 30 percent. We expect to use undrawn balances available to us through our revolving credit facilities and additional bank debt to finance capital expenditures as discussed below.

     Contracted Time Charter Revenue

     The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $2.6 million earned by two vessels during the first half of 2004 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
     The following table reflects our current contracted time charter revenue through 2008, including the two time charters on vessels to be acquired from the Athenian transaction in July and a one year extension (executed in June 2004) on a time charter originally expiring in December 2004.


               2004      2005      2006      2007      2008
             -------    ------    ------    ------    ------

 TC Revenue
(in millions)  $123.7    $81.7     $57.0     $33.5     $27.8

Number of
Vessels(a)      21(b)     14(c)     7(d)       7(e)      5(f)

(a) Number of vessels at the end of each year.
(b) 26 vessels will operate on time charters during 2004
(including four vessels beginning time charters upon delivery); assuming no extensions, 5 vessels complete time charter contracts during the year.
(c) 22 vessels will operate on time charters during 2005
(including two vessels that will begin time charters upon delivery); assuming no extensions, 8 vessels complete time charters.
(d) 14 vessels will operate on time charters during 2006; assuming no extensions, 7 vessels complete time charters.
(e) 7 vessels will operate on time charters in 2007.
(f) 7 vessels will operate on time charters in 2008, 2 vessels complete time charters.

     Capital Expenditures

     2004 Drydocks

     OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. On a regular basis we have certain vessels inspected and evaluated in anticipation of a drydock during the year. Currently, we anticipate drydocking six vessels during the second half of 2004 for an estimated aggregate cost of $4,100,000, and the vessels could incur approximately 135 off-hire days.
     The following is a breakdown of the estimated drydock cost (in thousands) for the second half of 2004 by quarter, with allocation of off-hire days by vessel type and charter type (spot or TC):


              Number of Days   Number of Days     Projected
             Third Qtr. -2004  Fourth Qtr. -2004    Costs
             ----------------- ------------------ -------------
Crude Fleet:
  ULCC-spot                 0          35        $1,500
Clean Fleet:
  Products
   -TC                     40          60         2,600
             ----------------- ----------- --------------------
Total                      40          95        $4,100
             ================= ============ ===================

     Capital Expenditures for Vessel Acquisitions

     During June 2004, OMI signed agreements with Athenian and Arcadia, which included the purchase of seven vessels and seven product carriers under construction. Four vessels (three Suezmaxes and one product carrier) are scheduled for delivery in July and three Suezmax vessels will be delivered in August. OMI will pay $455,300,000, in aggregate, in July and August for these two transactions upon the delivery of each vessel. The payments for the construction contracts are discussed below.
     At June 30, 2004, OMI had commitments with a shipyard to construct six vessels; five handysize and one handymax 1A ice class product carriers (including the vessel to be delivered in July 2004) and a commitment with Athenian to purchase the construction contracts (from the same shipyard) for seven handysize product carriers with total contract costs for the 13 vessels aggregating $449,140,000. As of June 30, 2004, $31,894,000 of payments has been made to the shipyard. Upon the closing of the Athenian transaction in July, OMI paid Athenian $98,393,000 for the seven construction contracts and will pay the remaining balance to the shipyard in accordance with the yard schedule of installment payments (see schedule below). Cash, undrawn debt, bank financing and/or operating cash flow will provide most of the additional amounts to be paid. We have also obtained an unsecured $250 million bridge loan to finance the initial payments and until we finalize long-term financing for the vessels. One vessel, which we had contracted for in 2003, will be delivered on July 23, 2004, and two more will be delivered October and November of 2004. Five vessels will be delivered in 2005 and five in 2006. Three of the vessels will begin five year time charters upon delivery. As of June 30, 2004, future construction and delivery payments aggregate approximately $417,246,000 (before financing) as follows (in thousands):


             Year      Payments
          ----------- ------------
            2004      $176,920
            2005       140,088
            2006       100,238

                    --------------
Total Remaining
Payments              $417,246
                    ------------

(1) Includes payment of $98,393,000 upon the closing on July 8, 2004 for the seven Athenian vessels under construction.
(2) Includes payment of $16,884,000 in July 2004 for the delivery of the SAONE.

     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 36 vessels at June 30, 2004 is one of the youngest in the world, with an average age as of approximately 6.0 years, which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     OMI trades on the New York Stock Exchange under the symbol "OMM".

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings presentation on Wednesday, July 21, 2004 at 8:30 a.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on July 21, 2004 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 120733).

     OTHER FINANCIAL INFORMATION

     The following are OMI's Condensed Balance Sheets as of June 30, 2004 and December 31, 2003:


CONDENSED BALANCE SHEETS
(In thousands)
                                              June 30,   December 31,
                                                2004        2003
                                             ----------- -------------
                                               (Unaudited)

Cash and cash equivalents                        $256,201    $48,788
Vessels held for sale                              20,529     16,514
Other current assets                               44,498     46,006
Vessels and other property-net                  1,010,863    991,173
Construction in progress (newbuildings)            32,732     31,584
Other assets                                       20,803     19,755

                                             ------------ ------------
Total assets                                   $1,385,626 $1,153,820
                                             ============ ============

Current portion of long-term debt (1)             $24,919    $21,369
Other current liabilities                          53,177     41,171
Long-term debt (1)                                555,043    543,503
Other liabilities                                   7,311     10,013
Total stockholders' equity                        745,176    537,764

                                             ------------ ------------
Total liabilities and stockholders' equity     $1,385,626 $1,153,820
                                             ============ ============

(1) As of June 30, 2004, the available debt undrawn under credit facilities was $251,170,000.


     The following are OMI's Condensed Cash Flows for the three months ended June 30, 2004 and 2003:


CONDENSED CASH FLOWS
(In thousands)
(Unaudited)                                 For The Six Months Ended
                                                     June 30,
                                              2004    2003   Change
                                            ------- ------- ----------

Provided (used) by:
Operating Activities                        $123,742 $83,931  $39,811
Investing Activities                         (51,481)(86,931)  35,450
Financing Activities                         135,152 (13,059) 148,211
                                            --------- ------- --------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                 207,413 (16,059) 223,472
Cash and Cash Equivalents at the Beginning
 of the Year                                  48,788  40,890    7,898
                                            --------- -------- -------
Cash and Cash Equivalents at the End of the
 Period                                     $256,201 $24,831 $231,370
                                           ========= ====== ==========


     RESULTS BY FLEET

     The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes (Gain) loss on disposal of assets and General and administrative expenses.
     Crude Oil Fleet-Vessel Operating Income increased $10,382,000 for the three months and $37,438,000 for the six months ended June 30, 2004 over the comparable three and six months ended June 30, 2003. The net increase in Vessel Operating Income during the 2004 period was primarily attributable to an increase in the Suezmax and ULCC TCE revenue resulting from improved spot rates in addition to increased earnings for the two Suezmaxes delivered in August 2003.


 BREAKDOWN BY FLEET
-------------------------------------
(In thousands, except daily rates &
 expenses, number of
  vessels and operating days)
(unaudited)                           For The Three      For The Six
                                         Months             Months
                                        Ended June       Ended June
                                           30,               30,
 CRUDE FLEET:                          2004    2003     2004    2003
                                     -------- ------- --------- ------
Suezmaxes:
 TCE revenue                         $46,082 $25,914 $114,096 $58,383
  Vessel expenses                      3,962   3,014    7,755   5,786
   Charter hire expense               11,882   4,546   27,420   8,951
   Depreciation and amortization       4,439   3,309    8,871   6,571
                                     -------- -------- -------- ------
   Vessel Operating Income   (1)     $25,799 $15,045  $70,050 $37,075
                                     ======== ======= ======== =======

 Average daily TCE (Spot)            $43,415 $38,053  $52,984 $41,732
 Average daily  vessel  expense       $5,442  $5,520   $5,326  $5,328

Average number of OMI vessels for the
 period (*) (2)                         10.0     8.0     10.0     8.0
 Number of  OMI TCE revenue days         879     688    1,789   1,406
 Number of  pool member TCE revenue
  days (3)                               182       -      364       -

ULCC:
 TCE revenue                          $1,817    $686   $4,588  $2,050
  Vessel expenses                        718     327    1,379     813
   Depreciation and amortization (4)       -     504        -   1,006
                                     -------- -------- ------- -------
   Vessel Operating Income  (Loss)    $1,099   $(145)  $3,209    $231
                                     ======== ======== ======= =======

 Average daily TCE                   $19,968  $7,540  $25,210 $11,323
 Average daily  vessel  expense       $7,890  $3,593   $7,577  $4,492

Average number of vessels for the
 period                                    1       1        1       1
 Number of  TCE revenue days              91      91      182     181

 Panamaxes:
 TCE revenue                          $3,034  $5,742  $11,557 $11,150
  Vessel expenses                      1,379   1,675    2,719   3,494
   Depreciation and amortization (5)     418   1,449    2,426   2,869
                                     -------- ------- --------- ------
   Vessel Operating Income            $1,237  $2,618   $6,412  $4,787
                                     =================================

 Average daily TCE                   $16,581 $23,199  $25,344 $21,545
 Average daily  vessel  expense       $6,536  $6,136   $5,618  $6,435

Average number of vessels for the
 period  (5)                             2.3       3      2.7       3
 Number of  TCE revenue days             183     247      456     517

Handysize Crude Oil Carriers-on time
 charter:
 TCE revenue                          $2,987  $2,988   $5,976  $5,878
  Vessel expenses                        695     461    1,316   1,078
   Depreciation and amortization         714     714    1,428   1,428
                                     -------- ------- -------- -------
   Vessel Operating Income            $1,578  $1,813   $3,232  $3,372
                                     ======== ======= ======== =======

 Average daily TCE                   $16,415 $16,420  $16,417 $16,218
 Average daily  vessel  expense       $3,819  $2,533   $3,615  $2,978

Average number of vessels for the
 period                                    2       2        2       2
 Number of  TCE revenue days             182     182      364     362

 Total Vessel Operating Income       $29,713 $19,331  $82,903 $45,465
                                     ======= ======= ======== ========

     Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

     (*) includes two vessels chartered -in during the periods shown.

     (1) Includes TCE revenue and expenses generated by the pool. The Suezmax pool began December 2003 and includes our 10 Suezmaxes and two Suezmaxes owned by another pool member.

     (2) In August 2003, two 2000 built Suezmax vessels were acquired.

     (3) Number of TCE revenue days for the two Suezmaxes owned by another pool member.

     (4) Vessel is held for sale.

     (5) One vessel was held for sale at June 30, 2004, and will be delivered in the third quarter. Two vessels were sold in the second quarter of 2004.

     Clean Fleet- Vessel Operating Income decreased $310,000 for the three months and increased $1,680,000 for the six months ended June 30, 2004 compared to the three and six months ended June 30, 2003. Increases in Vessel Operating Income from the products on time charter for the 2004 periods of $1,295,000 for the three months and $4,346,000 for the six months were attributable to the increases for six product carriers acquired in 2003 and 2004. Increases were offset by decreases in earnings of $1,605,000 from the products on spot for the three months and $2,666,000 for the six months ended June 30, 2004 compared to the same periods in 2003 for the five single hull product carriers that were disposed of in 2003.


 BREAKDOWN BY FLEET
-------------------
(In thousands, except daily rates &
expenses, number of
vessels and operating days)
(unaudited)                             For The Three    For The Six
                                            Months          Months
                                           Ended June    Ended June
                                             30,             30,
 CLEAN FLEET:                            2004    2003    2004    2003
                                      --------- -------- ------- -----
Products-on spot:
  TCE revenue                          $1,354  $5,185  $3,331 $13,390
  Vessel expenses                         445   1,854     722   4,796
   Charter hire expense                     -       -       -   1,242
   Depreciation and amortization          330   1,147     678   2,755
                                      -------- -------- ------ -------
   Vessel Operating Income               $579  $2,184  $1,931  $4,597
                                      ======== ======= ======= =======

 Average daily TCE                    $14,880 $13,449 $18,301 $13,336
 Average daily  vessel  expense        $4,890  $4,383  $3,967  $4,980

Average number of vessels for
   the period (1)(*)                      1.0     4.0     1.0     5.8
 Number of  TCE revenue days               91     390     182   1,010

Products-on time charter:
  TCE Revenue   (2)                   $28,110 $25,755 $54,903 $46,962
  Vessel expenses                       7,472   6,175  14,855  12,291
   Charter hire expense                     -   1,253       -   1,253
   Depreciation and amortization        6,132   5,116  11,899   9,615
                                      -------- ------ -------- -------
   Vessel Operating Income            $14,506 $13,211 $28,149 $23,803
                                      ======= ======== ======= =======

 Average daily TCE                    $14,865 $15,159 $15,024 $15,159
 Average daily  vessel  expense        $3,949  $3,840  $4,064  $4,086

Average number of vessels
  for the period   (3)(*)                20.8    18.6    20.1    17.1
 Number of  TCE revenue days            1,891   1,695   3,654   3,005

 Total Vessel Operating Income        $15,085 $15,395 $30,080 $28,400
                                      ======= ======== ======= =======

     Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

     (*) includes one chartered -in vessel in 2003. The vessel operated in the spot market March 2003 and then went on time charter. The vessel was redelivered in October 2003.
     (1) During 2003, three vessels were sold in the fourth quarter and two vessels were sold in the second quarter.
     (2) During the second quarter ended 2004 OMI recognized profit sharing of approximately $1,102,000 compared to $1,378,000 for the second quarter ended 2003. During the six months ended June 30, 2004 OMI recognized profit sharing of approximately $2,615,000 compared to $2,833,000 for the six months ended June 30, 2003.
     (3) In February and April 2004, two handysize product carriers were acquired. In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired.

     FLEET REPORT

     Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 38 vessels aggregating approximately 3.3 million dwt, (including the two Suezmax vessels and one product carrier delivered in July 2004 designated as "(A)" in the table below and excluding the Panamax tanker to be disposed of in the third quarter of 2004) consisting of 12 Suezmaxes, 21 handysize and handymax product carriers, two Panamax product carriers, two handysize crude oil tankers and one ultra large crude carrier ("ULCC"). Currently there are two vessels chartered-in: the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006.
     The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(B)" in the table) and vessels to be acquired:


Name of            Type of       Year    Hull                Charter
Vessel             Vessel        Built   (1)       Dwt     Expiration
---------        ----------  ---------  -------   -------  ----------
CRUDE OIL FLEET:
----------------------
SETTEBELLO(2)         ULCC         1986  SH     322,466           SPOT

SOMJIN               Suezmax       2001  DH     160,183           SPOT
HUDSON               Suezmax       2000  DH     159,999           SPOT
POTOMAC              Suezmax       2000  DH     159,999           SPOT
DELAWARE             Suezmax       2002  DH     159,452           SPOT
DAKOTA               Suezmax       2002  DH     159,435           SPOT
TBR ANGELICA (A)     Suezmax       2004  DH     159,106           SPOT
TBR JANET (A)        Suezmax       2004  DH     159,100           SPOT
SACRAMENTO           Suezmax       1998  DH     157,411           SPOT
PECOS                Suezmax       1998  DH     157,406           SPOT
SABINE               Suezmax       1998  DH     157,332           SPOT
OLIVER JACOB (B)     Suezmax       1999  DH     157,327           SPOT
MAX JACOB(B)         Suezmax       2000  DH     157,327           SPOT
TANDJUNG AYU         Handysize     1993  DS      36,362         May-05
BANDAR AYU           Handysize     1993  DS      36,345         Jul-05
                                             -----------
                                              2,299,250
                                             -----------

CLEAN FLEET:
-----------
OTTAWA      Panamax       2003  DH      70,297     Apr-08
TAMAR       Panamax       2003  DH      70,362     Jul-08
NECHES      Handymax      2000  DH      47,052     Sep-04
SAN JACINTO Handymax      2002  DH      47,038     Mar-05
MOSELLE     Handymax      2003  DH      47,037     Jan-06
GUADALUPE   Handymax      2000  DH      47,037     Nov-04
AMAZON      Handymax      2002  DH      47,037     Jan-05
ROSETTA     Handymax      2003  DH      47,015     Mar-06
HORIZON (A) Handymax      2004  DH      46,570     Nov-04
ORONTES     Handysize     2002  DH      37,383     Mar-05
OHIO        Handysize     2001  DH      37,278     Dec-05
GARONNE     Handysize     2004  DH      37,278     Apr-09
ASHLEY      Handysize     2001  DH      37,270     Nov-04
MARNE       Handysize     2001  DH      37,230     Sep-04
LOIRE       Handysize     2004  DH      37,106     Feb-09
TRINITY     Handysize     2000  DH      35,834     Oct-06
MADISON     Handysize     2000  DH      35,828     Sep-06
RHONE       Handysize     2000  DH      35,775     Apr-05
CHARENTE    Handysize     2001  DH      35,751     Sep-06
ISERE       Handysize     1999  DH      35,438     Sep-06
SEINE       Handysize     1999  DH      35,407     Jul-05
SHANNON     Handysize     1991  SH      29,999       SPOT
ALMA        Handysize     1988  SH      29,996     Aug-04
                                     -----------
                                       967,018
                                     -----------
Total Current Fleet                  3,266,268
                                     -----------


     Note: "TBR" is to be renamed.
     (1) "DH" is double hull, "SH" is single hulled and "DS" is double sided.
     (2) Vessel held for sale at June 30, 2004.

     Currently, we have 13 product carriers under construction at a shipyard and four Suezmax vessels that are scheduled to be acquired in July and August 2004.


Vessels to be Acquired:

Name of   Type of       Year     Hull             Charter
Vessel    Vessel        Built    (1)    Dwt      Expiration
-------- ------------ ---------- ------- --------- -----------
Vessels Under
 Agreement:
TBR DEANNE   Suezmax       2003  DH     159,113     Nov-06
TBR ADAIR    Suezmax       2003  DH     159,199       SPOT
TBR ARLENE   Suezmax       2003  DH     165,293       SPOT
TBR INGEBORG Suezmax       2003  DH     165,293       SPOT
                                    -----------
Total Vessels Under
 Agreement                             648,898
                                    -----------


Name of   Type of       Date To Be  Hull     Dwt    Charter
Vessel    Vessel        Delivered   (1)             Expiration
-------- ------------ ------------ ------- ------- ------------
Vessels Under Construction:
SAONE       Handysize    Jul-04 DH      37,000     Jul-09
JEANETTE    Handymax     Oct-04 DH      47,000       SPOT
GANGES      Handysize    Nov-04 DH      37,000       SPOT
LAUREN      Handymax     Jan-05 DH      47,000       SPOT
BRAZOS      Handymax     Mar-05 DH      47,000       SPOT
FOX         Handysize    Jun-05 DH      37,000     Jun-10
THAMES      Handymax     Aug-05 DH      47,000       SPOT
TEVERE      Handysize    Aug-05 DH      37,000     Aug-10
WABASH      Handymax     Jan-06 DH      47,000       SPOT
KANSAS      Handymax     Mar-06 DH      47,000       SPOT
REPUBLICAN  Handymax     Apr-06 DH      47,000       SPOT
RHINE       Handysize    Apr-06 DH      37,000       SPOT
PLATTE      Handymax     Jun-06 DH      47,000       SPOT
                                    -----------
Total Vessels Under
 Construction                          561,000
                                    -----------

                                    -----------
Total Vessels to be
 Acquired                            1,209,898
                                    -----------

Total with Vessels to
 be Acquired                         4,476,166
                                    ===========

     Note: "TBR" is to be renamed.

     (1) "DH" is double hull.

     Note: All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of June 30, 2004. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 36 vessels, we include two Suezmax tankers that we sold and subsequently "chartered-in" to our fleet under long-term time charters.

     FORWARD LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

     CONTACT: For: OMI Corporation
              Kathleen Haines, 203-602-6700